Exhibit 2.1

SECOND AMENDMENT TO

PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment” or the “Second Amendment”), dated as of November 3, 2014 is entered into by and among CB-Campus Crest, LLC, a Delaware limited liability company (“CB-Campus Crest”), CB-Campus Crest PA, LLC, a Delaware limited liability company (“CB-Campus Crest PA”), Campus Crest Communities, Inc., a Maryland corporation (“CCG”), Copper Beech Townhome Communities, LLC, a Delaware limited liability company (“CBTC”), Copper Beech Townhome Communities (PA), LLC, a Delaware limited liability company (“CBTC PA” and, together with CB-Campus Crest, CB-Campus Crest PA and CCG, the “Buyer Parties”) and the entities and individuals listed on the signature pages hereto under the heading “Sellers” (collectively, the “Sellers”).

WHEREAS, the Buyer Parties and the Sellers are parties to that certain Purchase and Sale Agreement dated as of February 26, 2013 (the “Original Agreement”), as amended by that certain Amendment to Purchase and Sale Agreement dated as of September 30, 2013 (the “First Amendment” and, together with the Original Agreement, the “Purchase Agreement”);

WHEREAS, the Buyer Parties and the Sellers desire to amend the Purchase Agreement in the manner set forth in this Amendment all in accordance with the terms and conditions of the Purchase Agreement;

NOW, THEREFORE, pursuant to Section 9.8 of the Purchase Agreement and in consideration of the foregoing and the mutual covenants and agreements contained in the Purchase Agreement and this Amendment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the Parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.                Definitions.

(a)                Capitalized terms used in this Amendment but not defined herein shall have the meanings given to them in the Purchase Agreement. The Purchase Agreement, as further amended hereby, is hereafter referred to as the “Agreement.”

(b)               Amendment to Definitions. The following definitions in Section 1.1 of the Purchase Agreement are hereby deleted in their entirety and amended to read as follows:

“Buyer Material Adverse Effect” means any circumstance, event, occurrence, change or effect that would reasonably be expected to materially adversely affect the ability of the Buyer Parties to timely perform their obligations under this Agreement or to consummate the Transaction or the Second Amendment Closing in accordance with the terms set forth herein and in the Second Amendment and the Second Amendment Transaction Documents in a timely manner.

“Copper Beech Entities” means, collectively, the Non-Pennsylvania Copper Beech Entities, the Pennsylvania Copper Beech Entities, CB-Campus Crest Services and CB Ames.

“Non-Pennsylvania Copper Beech Entities” means each of the partnerships, limited liability companies and/or other entities described on Exhibit B-1 to the Purchase Agreement other than CBTC 23 Kalamazoo P1, CBTC 26 Morgantown, CBTC 27 Kalamazoo P2, CBTC 28 Harrisonburg and CBTC 30 Greenville.

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“Pennsylvania Copper Beech Entities” means each of the partnerships, limited liability companies and/or other entities described on Exhibit B-2 to the Purchase Agreement other than CBTC 10 Parkway.

“Seller Material Adverse Effect” means any circumstance, event, occurrence, effect or change that would reasonably be expected to materially adversely affect the ability of the Sellers to timely perform their obligations under this Agreement or to consummate the Transaction or the Second Amendment Closing in accordance with the terms set forth herein and in the Second Amendment and the Second Amendment Transaction Documents in a timely manner.

(c)                Additional Definitions. Section 1.1 of the Purchase Agreement is hereby amended to add the following definitions:

“CB-Campus Crest Services” means CB-Campus Crest Services, LLC, a Delaware limited liability company.

“CB Ames” means CB at Ames, LLC, a Delaware limited liability company.

“CCG OP” means Campus Crest Communities Operating Partnership, LP, a Delaware limited partnership.

“CCG OP Agreement” means the Second Amended and Restated Agreement of Limited Partnership of CCG OP, dated as of February 9, 2012, as such agreement has heretofore been amended and as such agreement may hereafter be amended or restated.

“Consent and Acknowledgement” means, with respect to an Acquired Entity, the Consent and Acknowledgement Agreement applicable to such Acquired Entity set forth on Exhibit A attached hereto.

“Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of February 22, 2013 among CCG OP, Citibank, N.A. and the other parties thereto, as such agreement has heretofore been amended and as such agreement may hereafter be amended, restated, or replaced.

“Knowledge of the Buyer Parties or CCG OP” and “Knowledge of CCG” mean the actual knowledge of Ted W. Rollins and Donald L. Bobbitt, Jr., the Chairman of the Board and Chief Executive Officer and Executive Vice President, Chief Financial Officer and Secretary, respectively, of CCG.

“OP Unit” means a common limited partnership unit of CCG OP designated as a “Common Unit” under the CCG OP Agreement.

“Second Amendment Transaction Documents” means the Registration Rights Agreement and the Tax Protection Agreement.

Section 2.                Deletion of First, Second and Third Purchase Options. Sections 2.12 and 2.13 of the Purchase Agreement are hereby deleted in their entirety.

Section 3.                Deletion of Deferred Purchase Options. Section 2.17 of the Purchase Agreement is hereby deleted in its entirety.

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Section 4.                Acquisition of Additional Interests in Copper Beech Entities.

(a)                Subject to satisfaction of the conditions set forth in Section 10 and Section 11 herein, on the Second Amendment Closing Date (as defined below), each of the Sellers shall (i) (A) contribute, assign and transfer to CBTC, free and clear of any and all Liens, and CBTC shall acquire from each Seller, all of such Seller’s right, title and interest in all of the membership interests in each of the Non-Pennsylvania Copper Beech Entities held by such Seller, other than the membership interests in Copper Beech Townhome Communities Eight, LLC (“CBTC 8”) held by McWhirter Family Limited Partnership, and (B) other than McWhirter Family Limited Partnership with respect to CBTC 8, withdraw as a member of each of the Non-Pennsylvania Copper Beech Entities, (ii) (A) contribute, assign and transfer to CBTC PA, free and clear of any and all Liens, and CBTC PA shall acquire from each Seller, all of such Seller’s right, title and interest in all of the membership interests in each of the Pennsylvania Copper Beech Entities held by such Seller, other than the membership interests in Copper Beech Townhome Communities Nine, LLC (“CBTC 9”) held by McWhirter Family Limited Partnership, and (B) other than McWhirter Family Limited Partnership with respect to CBTC 9, withdraw as a member of each of the Pennsylvania Copper Beech Entities, (iii) (A) contribute, assign and transfer to The Grove Student Properties, Inc. (“Grove Student Properties”), free and clear of any and all Liens, and Grove Student Properties shall acquire from each Seller, all of such Seller’s right, title and interest in all of the membership interests in CB-Campus Crest Services held by such Seller and (B) withdraw as a member of CB-Campus Crest Services, (iv) (A) contribute, assign and transfer to CBTC, free and clear of any and all Liens, and CBTC shall acquire from each Seller, all of such Seller’s right, title and interest in all of the membership interests in CB Ames held by such Seller and (B) withdraw as a member of CB Ames, (v) contribute, assign and transfer to CBTC interest in each of CBTC 26 Morgantown, CBTC 28 Harrisonburg and CBTC 30 Greenville such that, following such transfer, CBTC shall be entitled to 48% of the Capital Proceeds (as defined in the applicable Amended and Restated Subsidiary Operating Agreement) of each of CBTC 26 Morgantown, CBTC 28 Harrisonburg and CBTC 30 Greenville upon a sale or disposition of any real property held by such entity in addition to CBTC continuing to hold a 48% Participating Percentage (as defined in the applicable Amended and Restated Subsidiary Operating Agreement) in each of CBTC 26 Morgantown, CBTC 28 Harrisonburg and CBTC 30 Greenville and (vi) contribute, assign and transfer to CBTC PA a capital interest in CBTC 10 Parkway such that, following such transfer, CBTC PA shall be entitled to 48% of the Capital Proceeds of CBTC 10 Parkway upon a sale or disposition of any real property held by CBTC 10 Parkway in addition to CBTC PA continuing to hold a 48% Participating Percentage in CBTC 10 Parkway.

(b)               As consideration for the interests acquired in the Copper Beech Entities and the capital acquired in each of CBTC 10 Parkway, CBTC 26 Morgantown, CBTC 28 Harrisonburg and CBTC 30 Greenville pursuant to Section 4(a) above, on the Second Amendment Closing Date, (i) the Buyer Parties shall pay to the Sellers an amount in cash equal to Sixty Million Two Hundred Seventy Three Thousand Six Hundred and Eighty Four Dollars ($60,273,684) (the “Second Amendment Cash Payment”) and (ii) CCG shall cause CCG OP to issue to the Sellers an aggregate of 12,407,777 OP Units (valued for purposes of this Section 4(b) at $9.12 per OP Unit), such aggregate consideration set forth in this Section 4(b) to be allocated among the Copper Beech Entities in accordance with the allocation schedule set forth on Exhibit B attached hereto, less in each case any amount required to be withheld therefrom pursuant to applicable Law (which shall otherwise be treated as having been paid pursuant to this Second Amendment for all purposes). Each Seller shall be entitled to receive the amount of cash and the number of OP Units set forth opposite such Seller’s name on Exhibit C-1 attached hereto.

(c)                (i) In the event the Second Amendment Closing Date (as defined below) occurs after the record date for distributions on the OP Units with respect to the quarter ended December 31, 2014 (“Q4 2014”), the Sellers shall be entitled to receive, on the Second Amendment Closing Date, an amount equal to the greater of (A) the aggregate distributions of Operating Cash Flow (as defined in the applicable Amended and Restated Subsidiary Operating Agreement) of the Copper Beech Entities for Q4 2014 and (B) the aggregate distribution with respect to Q4 2014 that the Sellers would have been entitled to had they been record holders of the OP Units on the record date for Q4 2014 distributions, subject to Section 4(c)(ii) below.

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(ii)   If the aggregate distribution of Operating Cash Flow of the Copper Beech Entities for Q4 2014 to the Sellers pursuant to Section 4(c)(i) is less than the aggregate distribution with respect to Q4 2014 on the OP Units issued pursuant to Section 4(b), the Buyer Parties shall pay on the Second Amendment Closing Date an amount in cash equal to the difference between the aggregate distribution with respect to Q4 2014 on the number of OP Units issued to the Sellers and the aggregate distribution of Operating Cash Flow of the Copper Beech Entities. Amounts paid to a Seller pursuant to Section 4(c)(i) and this Section 4(c)(ii) shall be treated, for U.S. federal income tax purposes, as additional cash consideration paid pursuant to Section 4(b) in respect of their respective interest in each Copper Beech Entity, pro rata in accordance with the value of each Copper Beech Entity set forth on Exhibit B. For the avoidance of doubt, if the aggregate distribution of Operating Cash Flow of the Copper Beech Entities for Q4 2014 to the Sellers pursuant to Section 4(c)(i) is equal to or greater than the aggregate distribution with respect to Q4 2014 on the OP Units issued pursuant to Section 4(b), the Buyer Parties shall have no additional liability to the Sellers for payments pursuant to this Section 4(c).

(d)               Subject to satisfaction of the conditions set forth in Section 10 and Section 11 herein, on the Second Amendment Closing Date, CBTC shall (i) assign and transfer to the Sellers, free and clear of any and all Liens, and the Sellers shall acquire from CBTC, all of CBTC’s right, title and interest in all of the membership interests in each of Copper Beech Townhome Communities Twenty Three, LLC (“CBTC 23”) and Copper Beech Townhome Communities Twenty Seven, LLC “CBTC 27”) held by CBTC, and (ii) withdraw as a member of each of CBTC 23 and CBTC 27.

(e)                Notwithstanding any other provision of this Amendment, all consideration paid (or deemed paid) by the Buyer Parties pursuant to this Amendment shall be subject to withholding under applicable Law and the Buyer Parties shall have the right to deduct and withhold any amounts (including for Taxes) from any payments otherwise to be made (or deemed made) hereunder if such withholding is required by applicable Law. To the extent that amounts are so withheld by the Buyer Parties, such withheld amounts (i) shall be remitted by the Buyer Parties to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Amendment as having been delivered and paid to the Sellers by the Buyer Parties.

Section 5.                Second Amendment Closing Date. The consummation of the sale and purchase of the Subsidiary Equity Interests provided for in Section 4(a) (the “Second Amendment Closing”) shall take place at the offices of Hogan Lovells US LLP, 555 Thirteenth Street, NW, Washington, District of Columbia 20004 on the date that is two (2) Business Days following the date on which the last of the conditions precedent to the Second Amendment Closing (except for such conditions that can only be satisfied at the Second Amendment Closing) set forth in Section 10 and Section 11 has been satisfied or waived by the Party for whose benefit such conditions precedent exist, or such other date as the Parties may mutually agree (the “Second Amendment Closing Date”) (it being understood that the Second Amendment Closing may be effected by the delivery of documents via e-mail, facsimile and/or overnight courier). Such Second Amendment Closing shall be effective as of 12:01 EDT on the Second Amendment Closing Date.

Section 6.                Deliveries on the Second Amendment Closing Date by the Sellers. At the Second Amendment Closing, the Sellers shall deliver or cause the Sellers’ Representative to deliver, as applicable, to the Buyers:

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(a)                all right, title and interest in and to the applicable Subsidiary Equity Interests, free and clear of all Liens (other than Permitted Liens), pursuant to one or more assignment instruments reasonably acceptable to the Buyers, representing the transfer of such Subsidiary Equity Interests in form acceptable for transfer of such Subsidiary Equity Interests on the books of the applicable Subsidiaries;

(b)               a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller that is not a natural person certifying that (i) attached thereto are true, correct and complete copies of all resolutions adopted by the managers of such Seller authorizing the execution, delivery and performance of this Second Amendment, the Registration Rights Agreement (as defined below), the Tax Protection Agreement and the Lock-up Agreement and the consummation of the transactions contemplated hereby and thereby, (ii) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (iii) the names and signatures of the officers of such Seller authorized to sign this Second Amendment, the Registration Rights Agreement, the Tax Protection Agreement and the Lock-up Agreement;

(c)                a certificate confirming the good standing of each Seller that is not a natural person from the Secretary of State or similar office, as applicable, of their respective jurisdictions of organization;

(d)               a written statement from each of the Sellers (or, as applicable, their sole owner, for U.S. federal income tax purposes), dated as of the Second Amendment Closing Date, in form and substance reasonably acceptable to the Buyers and consistent with Treasury Regulations section 1.1445-2(b)(2), certifying that such Seller (or, as applicable, their sole owner, for U.S. federal income tax purposes) is not a “foreign person” as defined in Section 1445 of the Code and Treasury Regulations section 1.1445-2(b)(2);

(e)                a written statement from each of the Copper Beech Entities (or, as applicable, their sole owner, for U.S. federal income tax purposes), dated as of the Second Amendment Closing Date, in form and substance reasonably acceptable to the Buyers and consistent with Treasury Regulations Section 1.1445-2(b)(2), certifying that such Copper Beech Entity (or, as applicable, their sole owner, for U.S. federal income tax purposes) is not a “foreign person” as defined in Section 1445 of the Code and Treasury Regulations section 1.1445-2(b)(2)

(f)                the certificates required of the Sellers by Section 10(a);

(g)               an executed registration rights agreement, substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”);

(h)               lock-up agreements executed by each Seller, substantially in the form attached hereto as Exhibit E (the “Lock-up Agreement”);

(i)                 joinder agreements to effect each Seller’s admission as an Additional Limited Partner (as defined in the CCG OP Agreement) to CCG OP, in a form reasonably satisfactory to CCG, executed by each Seller acknowledging acceptance of all of the terms and conditions of the CCG OP Agreement, including, without limitation, the power of attorney granted in Section 2.4 of the CCG OP Agreement;

(j)                 an executed tax protection agreement, substantially in the form attached hereto as Exhibit F (the “Tax Protection Agreement”); and

(k)               a non-competition agreement, substantially in the form attached hereto as Exhibit G (the “Non-Competition Agreement”), executed by John R. McWhirter.

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Section 7.                Deliveries on the Second Amendment Closing Date by the Buyer Parties and CCG OP. At the Second Amendment Closing, the Buyer Parties and CCG OP shall deliver to the Sellers’ Representative and/or the Sellers, as applicable:

(a)                the Second Amendment Cash Payment and, if applicable, the cash amount payable pursuant to Section 4(c)(ii) in immediately available funds by wire transfer of immediately available funds to one or more accounts of the Sellers, as designated by the Sellers’ Representative by notice to the Buyer Parties not later than two (2) Business Days prior to the Second Amendment Closing Date;

(b)               all right, title and interest in and to the OP Units issued pursuant to Section 4(b), free and clear of all Liens (other than Permitted Liens);

(c)                a secretary’s certificate of each Buyer Party and CCG OP certifying (i) resolutions duly adopted by the managers, the board of directors or an equivalent governing body of such Buyer Party or CCG OP and by the members or partners of such Buyer Party or CCG OP authorizing the execution of this Second Amendment and the execution, performance and delivery of the Registration Rights Agreement, the Tax Protection Agreement and the Lock-up Agreement and other agreements, documents and transactions contemplated hereby; and (ii) the incumbency of the officers or other representatives of the individuals executing this Second Amendment and the other agreements, documents and certificates delivered by such Buyer Party or CCG OP;

(d)               the officer’s certificates required of the Buyer Parties and CCG OP by Section 11(a);

(e)                the executed Registration Rights Agreement;

(f)                the executed Tax Protection Agreement;

(g)               the executed Non-Competition Agreement; and

(h)               such other agreements, consents, documents, instruments and writings as are reasonably required to be delivered by the Buyer Parties and CCG OP at or prior to the Second Amendment Closing Date pursuant to this Second Amendment or otherwise reasonably required in connection herewith, including all such other instruments as the Sellers or their counsel may reasonably request in connection with the transactions contemplated by this Second Amendment.

Section 8.                Additional Representations and Warranties of the Sellers. Article V of the Purchase Agreement is hereby amended to add the following representations and warranties.

“3.8 Securities Act. Each of the Sellers is acquiring OP Units solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Each of the Sellers acknowledges that the OP Units are not registered under the Securities Act and may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Each of the Sellers is able to bear the economic risk of holding OP Units for an indefinite period (including total loss of investment), and has sufficient knowledge and experience in financial and business matters so as to be capable for evaluating the merits and risks of its investments.

3.9 Qualified Liabilities. Each of (i) that certain Loan in an original principal amount of $1,500,000 extended by Clearfield Bank & Trust Company to John R. McWhirter and Jeanette D. McWhirter, as evidenced by that certain Promissory Note dated December 23, 2008 (as may have been amended from time to time) (the “Clearfield Loan”), (ii) that certain Non-Revolving Line of Credit in an original principal amount of $1,934,000 extended by Santander Bank, N.A. to John R. McWhirter and Jeanette D. McWhirter, as evidenced by that certain Promissory Note dated July 11, 2014 (as may have been amended from time to time) (the “Santander Line of Credit”) and (iii) that certain Non-Revolving Line of Credit in an original principal amount of $2,000,000 extended by PNC Bank, National Association to Copper Beech Townhome Communities, LLP, John R. McWhirter, Jeanette D. McWhirter, John W. McWhirter, Jodi L. McWhirter, Thomas D. Simco, Betty M. Simco, Mark S. McWhirter, Deborah J. McWhirter, Andrew McWhirter, Robert F. Heiser, Judy K. Heiser, Eric J. Heiser, Rebecca Heiser, Brian M. McWhirter, Susan B. McWhirter, Frederick C. Brenner, III, Chris A. Summers and Maria T. Summers, as evidenced by that certain Seventh Amended and Restated Line of Credit Note dated January 23, 2014, but effective December 5, 2014 (as may have been amended from time to time) (the “PNC Line of Credit” and together with the Clearfield Loan and the Santander Line of Credit, the “CB Lines of Credit”) will constitute a “qualified liability” in connection with the transactions contemplated hereby for purposes of Treasury Regulations Section 1.707-5(a)(6).”

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Section 9.                Additional Representations and Warranties of the Buyer Parties. Article III of the Purchase Agreement is hereby amended to add the following representations and warranties.

“5.7 Securities Act. None of CCG, CCG OP, their affiliates or any person acting on its or their behalf has directly or indirectly made offers or sales of any security, or solicited offers to buy, any security under circumstances that would require the registration of the OP Units. None of CCG, CCG OP, their affiliates or any person acting on its or their behalf has engaged in any form of general solicitation or general advertising in connection with any offer or sale of the OP Units.

5.8 SEC Filings; Financial Statements.

(a) CCG has filed all forms, reports, statements, schedules and other documents required to be filed by it with the Securities and Exchange Commission (“SEC”) since January 1, 2013 (collectively, the “SEC Reports”). The SEC reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, or the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed, and if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There are no material unresolved, pending or, to the Knowledge of the Buyer Parties, threatened proceedings, requests or inquiries of, or investigations by the SEC with respect to the SEC Reports. To the Knowledge of the Buyer Parties, none of the SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any Governmental Authority or any internal investigations pending or threatened regarding any accounting practices of CCG or any of its Subsidiaries.

(b) Each of the consolidated financial statements of CCG (including, in each case, any notes thereto) contained (or incorporated by reference) in the SEC Reports (collectively, the “CCG Financial Statements”) was prepared in accordance with GAAP and fairly present in all material respects the financial position of CCG and its Subsidiaries on a consolidated basis as of the date thereof and the consolidated results of operations and cash flows for the period then ended. The unaudited consolidated statements of income and cash flows as of March 31, 2014 and June 30, 2014 were prepared in accordance with GAAP (except that such interim financial statements do not contain notes and are subject to normal year-end adjustments, none of which are anticipated to be material) and fairly present in all material respects the financial position of CCG and its Subsidiaries on a consolidated basis as of the date thereof and the consolidated results of operations and cash flows for the period then ended.

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5.9 REIT Status. Commencing with the taxable year ended December 31, 2010 and through the date of this representation, CCG (i) has qualified as a REIT; (ii) has operated, and intends to continue to operate, in such a manner as to permit it to continue to qualify as a REIT; (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT; and (iv) no reasonable challenge by the IRS to CCG’s qualification as a REIT is pending or, to the Knowledge of CCG, threatened.

5.10 Litigation. Except as set forth on Schedule 5.10, as of the date hereof, none of the Buyer Parties or CCG OP is a party to any suit, claim, action or proceeding pending or, to the Knowledge of the Buyer Parties or CCG OP, threatened by or before any Governmental Entity, nor, to the Knowledge of the Buyer Parties or CCG OP, is there any investigation pending by any Governmental Entity, which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business assets or operations of, individually or in the aggregate, the Buyer Parties or CCG OP. None of the Buyer Parties or CCG OP is in default with respect to any Order, writ, injunction or decree known to or served upon such entity of any court or of any Governmental Entity. The litigation set forth on Schedule 5.10, including legal fees and costs of defense, will have no material adverse effect on the business, results of operations, financial condition or business prospects of, individually or in the aggregate, the Buyer Parties or CCG OP.

5.11 Compliance with Stock Exchange Requirements. The execution, delivery and performance by each Buyer Party and CCG OP of this Agreement and each Second Amendment Transaction Document to which CCG OP or any Buyer Party is a party, the consummation by each Buyer Party and CCG OP of the transactions contemplated hereby or thereby and the compliance by CCG OP and each Buyer Party with any of the provisions hereof or thereof, do not and will not (with or without notice or lapse of time, or both) conflict with, or result in any violation or breach of any provision of the listed company manual of the New York Stock Exchange.”

Section 10.            Conditions to Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the Second Amendment Closing are subject to the fulfillment or satisfaction (or waiver by the Buyer Parties), prior to the Second Amendment Closing, of each of the following conditions precedent:

(a)                (i) the representations and warranties of the Sellers contained in Article III of the Purchase Agreement shall be true and correct in all respects as of the Second Amendment Closing, as if made at and as of such date, and the Parties agree that the Sellers shall be permitted to update the Disclosure Schedules to reflect changes prior to the Second Amendment Closing (except that those representations and warranties which by their terms are made as of a specific date shall be required to be true and correct only as of such date), except where the failure of such representations and warranties to be true and correct would not have a Seller Material Adverse Effect (without giving effect to any limitation included by the words “Seller Material Adverse Effect,” “in all material respects,” “material” or “materiality”); (ii) the representations and warranties of the Sellers contained in Articles IV of the Purchase Agreement with respect to Copper Beech Townhome Communities Thirty-Six, LLC and Copper Beech Townhome Communities Thirty-Eight, LLC shall be true and correct in all respects as of the Second Amendment Closing, as if made at and as of such date, and the Parties agree that the Sellers shall be permitted to update the Disclosure Schedules to reflect changes prior to the Second Amendment Closing (except that those representations and warranties which by their terms are made as of a specific date shall be required to be true and correct only as of such date), except where the failure of such representations and warranties to be true and correct would not have a Seller Material Adverse Effect (without giving effect to any limitation included by the words “Seller Material Adverse Effect,” “in all material respects,” “material” or “materiality”); (iii) each of the Sellers shall have complied with and performed in all material respects its obligations hereunder required to be complied with or performed by it on or prior to the Second Amendment Closing Date; and (iv) the Buyers shall have received a certificate to the foregoing effect from each Seller;

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(b)               the Buyers shall have received the deliverables set forth in Section 6;

(c)                between the date of this Second Amendment and the Second Amendment Closing Date, there shall not have occurred a Seller Material Adverse Effect or any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with all other changes, effects, events, occurrences, states of facts or developments, would reasonably be likely to result in a Seller Material Adverse Effect;

(d)               any consents required to be obtained under the Consent and Acknowledgement or any other loan documents applicable to any of the Copper Beech Entities with respect to the transfer of Subsidiary Equity Interests in such Copper Beech Entity pursuant to Section 4(a) (the “Lender Consents”) shall have been obtained;

(e)                the Buyer shall have received evidence of its assumption of each of the CB Lines of Credit; and

(f)                the Amended and Restated Subsidiary Operating Agreements of each of CBTC 10 Parkway, CBTC 26 Morgantown, CBTC 28 Harrisonburg and CBTC 30 Greenville shall be amended to delete all references to the Purchase Options (as defined in the applicable Amended and Restated Subsidiary Operating Agreement) and to provide that CBTC or CBTC PA, as applicable, shall be entitled to 48% of the Capital Proceeds of the relevant entity.

Section 11.            Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the Second Amendment Closing are subject to the fulfillment or satisfaction (or waiver by the Sellers), prior to or at the Second Amendment Closing, of the following conditions precedent:

(a)                (i) the representations and warranties of the Buyer Parties contained in the Purchase Agreement shall be true and correct in all respects as of the Second Amendment Closing, as if made at and as of such date and the Parties agree that the Buyer Parties shall be permitted to update the Disclosure Schedules to reflect changes prior to the Second Amendment Closing (except that those representations and warranties which by their terms are made as of a specific date shall be required to be true and correct only as of such date), except where the failure of such representations and warranties to be true and correct would not have a Buyer Material Adverse Effect (without giving effect to any limitation included by the words “Buyer Material Adverse Effect,” “in all material respects,” “material” or “materiality”); (ii) each of the Buyer Parties shall have complied with and performed in all material respects its obligations hereunder required to be complied with or performed by it on or prior to the Second Amendment Closing Date; and (iii) the Sellers shall have received a certificate to the foregoing effect from each Buyer Party;

(b)               the Sellers shall have received the deliverables set forth in Section 7;

(c)                between the date of this Second Amendment and the Second Amendment Closing Date, there shall not have occurred a Buyer Material Adverse Effect or any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with all other changes, effects, events, occurrences, states of facts or developments, would reasonably be likely to result in a Buyer Material Adverse Effect;

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(d)               the Lender Consents shall have been obtained; and

(e)                the applicable Sellers shall have been released from their obligations under that certain Guaranty made as of May 27, 2014 in favor of PNC Bank (the “CBTC 3 Guaranty”), that certain Guaranty made as of May 23, 2013, 2013 in favor of PNC Bank (the “CBTC 36 Guaranty”) and that certain Guaranty made as of August 28, 2013 in favor of PNC Bank (the “CBTC 38 Guaranty) and CCG shall have entered into replacement guarantees for each of the CBTC 3 Guaranty, the CBTC 36 Guaranty and the CBTC 38 Guaranty.

Section 12.            Survival of Representations and Warranties. Section 8.1 of the Purchase Agreement is hereby deleted and replaced with the following:

“8.1 Survival of Representations and Warranties. Except as otherwise specified in the Second Amendment, the representations and warranties of the Sellers contained in this Agreement, the Second Amendment, any certificate delivered pursuant hereto or any Transaction Document or any Second Amendment Transaction Document shall survive the Second Amendment Closing through and until the date that is eighteen (18) months after the Second Amendment Closing Date; provided, however, that if the Second Amendment Closing does not occur on or before December 31, 2014, such representations and warranties shall survive until August 31, 2017.

Except as otherwise specified in the Second Amendment, the representations and warranties of the Buyer Parties contained in this Agreement, the Second Amendment, any certificate delivered pursuant hereto or any Transaction Document or any Second Amendment Transaction Document shall survive the Second Amendment Closing through and until the date that is eighteen (18) months after the Second Amendment Closing Date; provided, however, that if the Second Amendment Closing does not occur on or before December 31, 2014, such representations and warranties shall survive until August 31, 2017.

Notwithstanding the above, the representations and warranties of the Sellers (i) set forth in Sections 3.1 (Organization), 3.2 (Authorization), 3.4 (Ownership), 4.1 (Organization), 4.2 (Authorization) and 4.4 (Capitalization) shall survive the Second Amendment Closing indefinitely and (ii) set forth in Sections 4.5 (Environmental), 4.10 (Taxes) and 4.15 (Employee Benefit Plans) shall survive until the date that is the later of (A) three (3) years after the Second Amendment Closing Date and (B) six (6) months after the expiration of the applicable statute of limitations (after giving effect to any extensions or waivers) (such representations and warranties described in the abovementioned clauses (i) and (ii), the “Fundamental Representations”).”

Section 13.            Indemnification.

(a)                All references to “Closing” or “applicable Closing” in Section 8.2 of the Purchase Agreement shall be replaced by “Second Amendment Closing Date.”

(b)               Indemnification for Greenville Litigation. Section 8.2 of the Purchase Agreement is hereby amended to add the following Section 8.2(a)(vi).

“(vi) any Legal Proceedings brought by Carl Martin Suhrstedt for injuries suffered at the Greenville, North Carolina property owned by Copper Beech Townhome Communities Thirty SPE, LLC (the “Greenville Litigation”); ”

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The liability of the Sellers with respect to any claim for indemnification arising out of Section 8.2(a)(vi) of the Purchase Agreement shall be joint and several and shall survive until ninety (90) days after the date on which a final judgment as to which no further appeal may be taken is entered with respect to the Greenville Litigation or ninety (90) days after the date on which the Greenville Litigation is settled in its entirety.

(c)                Indemnification for Kalamazoo Guarantees. Section 8.2 of the Purchase Agreement is hereby amended to add the following Section 8.2(a)(vii).

“(vii) (A) that certain Guaranty made as of August 6, 2013 by CCG in favor of Wells Fargo Bank, N.A., as Trustee for the registered holders of Citigroup Commercial Mortgage Trust 2008-C7, Commercial Mortgage Pass-Through Certificates, Series 2008-C7 (the “CBTC 23 Guaranty”), (B) that certain Limited Guaranty made as of August 8, 2013 by CCG in favor of Deutsche Bank National Trust Company, in its capacity as Trustee for the registered holders of Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2010-C1 (the “CBTC 27 Guaranty” and together with the CBTC 23 Guaranty, the “Kalamazoo Guarantees”) or (c) that certain Irrevocable Standby Letter of Credit No. 63668866 in the face amount of $1,000,000 issued by Citibank, N.A., dated August 5, 2013, and any amendment thereto or renewal or restatement thereof (the “CBTC 23 Letter of Credit”); or”

The liability of the Sellers with respect to any claim for indemnification arising out of Section 8.2(a)(vii) of the Purchase Agreement shall be joint and several and shall survive until ninety (90) days after the date on which CCG’s obligations with respect to both of the Kalamazoo Guarantees and the CBTC 23 Letter of Credit have been terminated. In no way shall such liability exceed $4,000,000, other than with respect to Indemnifiable Losses suffered by any of the Buyer Parties with respect to any carve-out or “bad boy” guaranties provided under either of the Kalamazoo Guarantees, and Buyer Parties shall be entitled to only their actual Losses.

(d)               Indemnification for 4-Pack Guaranty.

(i)                 Section 8.2 of the Purchase Agreement is hereby amended to add the following Section 8.2(a)(viii).

“(viii) that certain Guaranty made as of September 5, 2013 by certain of the Sellers in favor of Deutsche Bank National Trust Company, as Trustee for the Registered Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2011-GC5 (the “4-Pack Guaranty”).”

The liability of the Sellers with respect to any claim for indemnification arising out of Section 8.2(a)(viii) of the Purchase Agreement shall be joint and several and shall survive until ninety (90) days after the date on which CCG’s obligations with respect to the 4-Pack Guaranty have been terminated.

(ii)               Section 8.2 of the Purchase Agreement is hereby amended to add the following Section 8.2(b)(iv).

“(iv) the 4-Pack Guaranty.”

The liability of the Buyer Parties with respect to any claim for indemnification arising out of Section 8.2(b)(iv) of the Purchase Agreement shall be joint and several and shall survive until ninety (90) days after the date on which the Sellers’ obligations with respect to the 4-Pack Guaranty have been terminated.

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(e)                Section 8.3(c) of the Purchase Agreement is hereby deleted in its entirety and amended to read as follows:

“(c) After any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have reached an agreement, in each case with respect to an indemnifiable claim hereunder, the Indemnified Party shall forward to the Indemnifying Party (or, in the event the Sellers are the Indemnifying Party, the Sellers’ Representative on their behalf), notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall pay all of such remaining sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within five (5) Business Days after the date of such notice; provided, however, that in the event the Buyer Parties have suffered an indemnifiable Loss as a result of a claim for indemnification arising out of Section 8.2(a)(vi) or Section 8.2(a)(vii) and the Sellers have not paid all remaining sums due and owing to the Buyer Parties in accordance with this Section 8.3(c), the Buyer Parties shall be entitled to offset the amount of such Loss by causing CCG OP to cancel a number of the Sellers’ OP Units based on a per OP Unit price equal to the greater of (x) $9.12 and (y) the closing price of a share of CCG common stock on the New York Stock Exchange on the date preceding such cancellation, such that the aggregate value of OP Units cancelled equals the remaining amount of the Buyer Parties’ indemnifiable Loss; provided further that, for the sake of clarity, the Buyer Parties shall have no liability under the Tax Protection Agreement as a result of the cancellation of any OP Units pursuant to this Section 8.3(c) or due to the redemption of OP Units by any of the Sellers to satisfy any indemnification obligations under Article VIII; and provided further that, if the remaining amount of an indemnifiable Loss resulting from a claim for indemnification arising out of Section 8.2(a)(vi) or Section 8.2(a)(vii) exceeds the aggregate value of the Sellers’ OP Units that remain outstanding, the Buyer Parties shall forward to the Sellers’ Representative notice of the remaining balance of such Loss that shall not have been offset by the Buyer Parties as provided in the preceding proviso and the Sellers shall pay all of such remaining balance to the Buyer Parties by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.”

Section 14.            Amendment of Outside Date. Section 9.1(b) of the Purchase Agreement is hereby deleted in its entirety and amended to read as follows:

“(b) by either the Buyers or the Sellers, if the Second Amendment Closing has not occurred on or before December 31, 2014 (the “Outside Date”); provided, however, that neither the Buyer Parties nor the Sellers may terminate this Agreement pursuant to this Section 9.1(b) if the Second Amendment Closing shall not have been consummated by such date by reason of the failure of such Party or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement; provided further, that if any of the Lender Consents shall not have been obtained on or prior to the Outside Date, then provided that the other conditions to the Second Amendment Closing (other than conditions that by their nature are to be satisfied on the Second Amendment Closing Date) shall have been satisfied, the Outside Date shall be automatically extended until January 31, 2015; provided further, that if any of the Lender Consents shall not have been obtained on or prior to January 31, 2015, then provided that the other conditions to the Second Amendment Closing (other than conditions that by their nature are to be satisfied on the Second Amendment Closing Date) shall have been satisfied, the Outside Date shall be automatically extended until February 28, 2015; provided further, that if any of the Lender Consents shall not have been obtained on or prior to February 28, 2015, then provided that the other conditions to the Second Amendment Closing (other than conditions that by their nature are to be satisfied on the Second Amendment Closing Date) shall have been satisfied, the Outside Date shall be automatically extended until March 31, 2015;”

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Section 15.            Tax Treatment.

(a)                The Parties intend and agree that, except to the extent set forth herein, (A) except with respect to CBTC 8, CBTC 9, CBTC 10, CBTC 26, CBTC 28 and CBTC 30, the contributions set forth in Section 4, for U.S. federal income tax purposes, shall constitute an “assets over” partnership merger of CCG OP and each relevant Copper Beech Entity, within the meaning of Treasury Regulation Section 1.708-1(c)(3)(i), with CCG OP as the continuing entity, (B) with respect to CBTC 8, CBTC 9, CBTC 10, CBTC 26, CBTC 28 and CBTC 30, a contribution of the transferring Seller’s interest in CBTC 8, CBTC 9, CBTC 10, CBTC 26, CBTC 28 and CBTC 30 (as applicable) to CCG OP in a transaction described in Section 721 of the Code, and, as a result, (1) where, taking into account Section 15(b) below, a Seller receives solely cash in respect of the interest it is contributing pursuant to Section 4 hereof in a relevant Copper Beech Entity, the transaction shall be treated as a sale by such Seller of its interest in such Copper Beech Entity and a purchase by CCG OP of such interest for the cash received by such Seller, in accordance with Treasury Regulation Section 1.708-1(c)(4) (for those Copper Beech Entities treated as being part of an “assets over” merger) or otherwise; and (2) where, taking into account Section 15(b) below, a Seller receives a combination of OP Units and cash in respect of the interest it is contributing pursuant to Section 4 hereof in a relevant Copper Beech Entity, the transaction shall be treated as a sale by such Seller of its interest in such Copper Beech Entity and a purchase by CCG OP of such interest in accordance with Treasury Regulation Section 1.708-1(c)(4) (for those Copper Beech Entities treated as being part of an “assets over” merger) or otherwise only to the extent of such cash; provided, however, that where, taking into account Section 15(b) below and except with respect to CBTC 8, CBTC 9, CBTC 10, CBTC 26, CBTC 28 and CBTC 30, the consideration provided in exchange for Sellers’ interests in a Copper Beech Entity consists only of cash, the transfer of Sellers’ interests in such Copper Beech Entity shall be treated in accordance with Revenue Ruling 99-6. Each party explicitly consents to such treatment.

(b)               For purposes of this Section 15, the Parties intend and agree that the Sellers’ particular interests in the Copper Beech Entities are to be treated, including for U.S. federal income tax purposes, as having been either sold for cash, or exchanged for OP Units (including as being transferred by the relevant Copper Beech Entity in exchange for OP Units where treated as an “assets over” merger), or both sold in part and exchanged in part for OP Units (including as being transferred by the relevant Copper Beech Entity in exchange for OP Units where treated as an “assets over” merger), with respect to each particular Copper Beech Entity in the manner set forth on Exhibit C-2, subject to adjustment for indemnification payments and adjustments to the purchase price under Section 4(c) above, and the accuracy of the representation set forth in Section 3.9. All liabilities of the Copper Beech Entities as of the Second Amendment Closing Date shall be treated as “qualified liabilities” within the meaning of Treasury Regulations Section 1.707-5(a)(6). Each Party shall prepare and file its Tax Returns and otherwise report consistently with the tax treatment set forth in this Section 15.

(c)                The portion of any contribution, transfer, assignment and exchange of a Copper Beech Entity for, taking into account Section 15(b) above, OP Units by a Seller effectuated pursuant to this Second Amendment shall constitute a nontaxable “Capital Contribution” by the relevant Copper Beech Entity to CCG OP pursuant to Article IV of the CCG OP Agreement.

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(d)               For purposes of determining the “Capital Accounts” (as defined in and for purposes of the CCG OP Agreement) of the Sellers immediately following the transactions contemplated in Section 4(a) hereof, the Parties hereby intend and agree that CCG shall cause the “General Partner” (as defined in the CCG OP Agreement) to adjust the Gross Asset Value of all assets of CCG OP pursuant to clause (b) of the definition of “Gross Asset Value” in the CCG OP Agreement and that, for purposes of such adjustment, the “Deemed Value of the Partnership Interests” (as defined in the CCG OP Agreement) shall be determined, including for purposes of Section 4.3.D of the CCG OP Agreement, using a “Fair Market Value” (as defined in the CCG OP Agreement) for OP Units of CCG OP equal to $9.12 per OP Unit. For the avoidance of doubt, the aggregate Capital Account credited to the Sellers in the CCG OP, as a result of the transactions described in this Section 15 shall equal $113,158,922.

(e)                The Sellers shall cooperate with CCG OP to provide CCG OP information relating to the status of the CB Lines of Credit as “qualified liabilities” in connection with the transactions contemplated hereby for purposes of Treasury Regulation Section 1.707-5(a)(6).

Section 16.            Board Observation Right; Board Nomination.

(a)                From and after the Second Amendment Closing date and for so long as John R. McWhirter holds equity interests in CCG OP or CCG, Mr. McWhirter shall be entitled to participate in all meetings of the board of directors of CCG in a non-voting observer capacity and in this respect, receive all written materials distributed to the directors; provided, however, that he shall agree in writing to abide by a confidentiality undertaking to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided and to disclose any potential conflicts of interest; and provided further, that CCG reserves the right to withhold any information and to exclude Mr. McWhirter from any meeting or portion thereof if the CCG board of directors reasonably determines that access to such information or attendance at such meeting would (A) cause CCG’s board of directors to breach its fiduciary duties; or (B) if the access to such information or attendance at such meeting could, in the reasonable judgment of CCG’s counsel, adversely affect the attorney-client privilege between CCG and its counsel.

(b)               The board of directors of CCG shall nominate John R. McWhirter for election at CCG’s 2015 annual meeting of stockholders. If Mr. McWhirter is not elected to the board of directors of CCG at CCG’s 2015 annual meeting of stockholders, the obligations of the board of directors of CCG set forth in this Section 16(b) shall terminate and the board of directors of CCG shall have no further obligation to nominate Mr. McWhirter for election to the CCG board of directors.

Section 17.            Reasonable Efforts. Subject to the terms and conditions set forth in this Second Amendment, the Buyer Parties and the Sellers will use commercially reasonable efforts to promptly take, or cause to be taken, as applicable, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Second Amendment, including the obtaining of all necessary consents, approvals or waivers from third parties and the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by this Second Amendment and to fully carry out the purposes of this Second Amendment.

Section 18.            Limited Amendment. Except as specifically provided in this Amendment and as the context of this Amendment otherwise may require to give effect to the intent and purposes of this Amendment, the Purchase Agreement shall remain in full force and effect without any other amendments or modifications.

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Section 19.            Facsimile Signature; Counterparts. Facsimile or electronic transmission in portable document format of any signed original document or retransmission of any signed facsimile or electronic transmission in portable document format will be deemed the same as delivery of an original. This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute but one and the same agreement. Until and unless each Party to this Amendment has received a counterpart hereof signed by the other Parties to this Amendment, this Amendment shall have no effect and no party to this Amendment shall have any obligation or right hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 20.            Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment on the date first above written.

CAMPUS CREST COMMUNITIES, INC.

By: /s/ Aaron Halfacre

Name: Aaron Halfacre

Title: Chief Investment Officer

CB-CAMPUS CREST, LLC

By: Campus Crest Properties, LLC, its manager

By: /s/ Donald L. Bobbitt, Jr.

Name: Donald L. Bobbitt, Jr.

Title: Manager

CB-CAMPUS CREST PA, LLC

By: Campus Crest Properties, LLC, its manager

By: /s/ Donald L. Bobbitt, Jr.

Name: Donald L. Bobbitt, Jr.

Title: Manager

COPPER BEECH TOWNHOMES COMMUNITIES, LLC

By: CB-Campus Crest, LLC, its manager

By: Campus Crest Properties, LLC, its manager

By: /s/ Donald L. Bobbitt, Jr.

Name: Donald L. Bobbitt, Jr.

Title: Manager

COPPER BEECH TOWNHOMES COMMUNITIES (PA) LLC

By: CB-Campus Crest PA, LLC, its manager

By: Campus Crest Properties, LLC, its manager

By: /s/ Donald L. Bobbitt, Jr.

Name: Donald L. Bobbitt, Jr.

Title: Manager

[Signature page to Second Amendment to Purchase and Sale Agreement]

SELLERS:

MCWHIRTER FAMILY LIMITED PARTNERSHIP

By: /s/ John R. McWhirter

Name: John R. McWhirter

Title: General Partner

By: /s/ Jeanette D. McWhirter

Name: Jeanette D. McWhirter

Title: General Partner

*
John R. McWhirter

*
Jeanette D. McWhirter

*
John W. McWhirter

*
Jodi McWhirter

*
Thomas D. Simco

*
Betty Simco

*
Mark McWhirter

*
Debbie McWhirter

*
Andy McWhirter

[Signature page to Second Amendment to Purchase and Sale Agreement]

*
Mary James

*
Eric Heiser

*
Rebecca Heiser

*
Brian McWhirter

*
Susan McWhirter

*
Robert Heiser

*
Judy Heiser

*
Gail McWhirter

*
Peter Tombros

*
Ann Tombros

*
Frederick Brenner

*
Robert Oldford

*
Patricia Oldford

[Signature page to Second Amendment to Purchase and Sale Agreement]

*
Chris Summers

*
Maria Summers

*
Thomas Foley

*
Eric Porter

*
Molly Shoemaker

* Signed by attorney-in-fact pursuant to Section 9.4 of that certain Purchase and Sale Agreement, dated February 26, 2013, by and among CB-Campus Crest, LLC, a Delaware limited liability company, CB-Campus Crest PA, LLC, a Delaware limited liability company, Campus Crest Communities, Inc., a Maryland corporation, Copper Beech Townhome Communities, LLC, a Delaware limited liability company (“CBTC”), Copper Beech Townhome Communities (PA), LLC, a Delaware limited liability company (together with CBTC, the “Acquired Companies”), and the members of the Acquired Companies listed on the signature page thereto under the heading “Sellers.”

By: /s/ John R. McWhirter
Name: John R. McWhirter
Title: Attorney-in-Fact

[Signature page to Second Amendment to Purchase and Sale Agreement]